Exhibit 99.01

PRESS RELEASE	SOURCE: WPCS International Incorporated

WPCS Announces Executive Change

EXTON, PA - (Marketwire - July 24, 2013) WPCS International Incorporated (NASDAQ: WPCS), (“WPCS” or the “Company”) a leader in design-build engineering services for communications infrastructure, has announced that its Chairman and CEO, Andrew Hidalgo will be stepping down from his position, effective July 30, 2013, to pursue private equity investments. Mr. Hidalgo will be replaced by Sebastian Giordano, a current director, who will assume an Interim CEO role, while the WPCS Board of Directors undertakes a search for a permanent Chairman and CEO.

Mr. Hidalgo stated “I have enjoyed my time at WPCS and look forward to supporting the continued success of the Company. I have been interested in private equity for some time however, due to the two difficult fiscal years prior to this fiscal year I felt an obligation to turnaround the financial performance before exiting. This fiscal year has been a healthier fiscal year for the Company and now I can step back and allow new leadership to bring WPCS to its next level of success.”

Joseph Heater, Chief Financial Officer for WPCS, commented, “We cannot express enough gratitude to Andy, as founder of WPCS, for building the Company from the ground up into a multi-million dollar corporation operating on three continents. Andy’s efforts created value for all investors and his recent success in turning around the Company from a difficult financial period just accentuates his leadership skills.”

Mr. Giordano who has over 25 years of strategic, financial and operational experience serving as a board member, CEO, CFO, and Chief Restructuring Officer, added, “With a strong management team that includes Executive Vice President, Myron Polulak and Chief Financial Officer, Joseph Heater, as well as strong operation center presidents, we look forward to building upon the recent positive developments the Company has achieved. As part of his separation agreement, Mr. Hidalgo intends to submit a bid to acquire certain underperforming operation centers from WPCS, which is consistent with the Company’s ongoing plan to improve its financial results, including evaluating such opportunities, that can increase shareholder value for all our investors in the near future.”

About WPCS International Incorporated:

WPCS is a design-build engineering company that focuses on the implementation requirements of communications infrastructure. The company provides its engineering capabilities including wireless communication, specialty construction and electrical power to the public services, healthcare, energy and corporate enterprise markets worldwide. For more information, please visit www.wpcs.com.

Statements about the company's future expectations, including future revenue and earnings and all other statements in this press release, other than historical facts, are "forward looking" statements and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and are subject to change at any time. The company’s actual results could differ materially from expected results. In reflecting subsequent events or circumstances, the company undertakes no obligation to update forward-looking statements.

CONTACT:

WPCS International Incorporated

610-903-0400 x104

ir@wpcs.com